Pacific Financial Corporation's officers participate in a cash incentive compensation plan that provides for year-end bonuses calculated under a formula based on the corporation's equity as of the beginning of the year. No bonuses are paid unless the corporation's pre-tax return on equity for the year, before taking into account income taxes, accrual for incentive payments, extraordinary revenues or expenses not directly associated with normal bank operations, and certain other items, exceeds the percentage amount calculated by dividing 16 percent by 1 minus the corporation's effective tax rate. If the pre-tax return on equity threshold is reached, the corporation contributes to the bonus pool a dollar amount equal to 5 percent of earnings yielding a 15 percent return on equity, 10 percent of any amount above 15 percent up to a 20 percent return on equity, and 15 percent of the amount attributable to a return on equity above 20 percent. The bonus pool is paid out to the officers based on their levels of responsibility.